Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION OF NEW CCE

The following presents New CCE’s unaudited pro forma condensed combined financial information for the year ended December 31, 2009 and as of and for the six months ended July 2, 2010. This financial information reflects the historical financial statements of New CCE as adjusted for the impact of the Merger (all pro forma adjustments are described more fully in the accompanying Notes). The pro forma unaudited condensed combined balance sheet as of July 2, 2010 has been prepared as if the Merger occurred as of the balance sheet date, and the pro forma unaudited condensed combined statements of operations for the year ended December 31, 2009 and the six months ended July 2, 2010 have been prepared as if the Merger occurred on January 1, 2009.

The unaudited pro forma condensed combined financial information of New CCE is for informational purposes only and does not purport to present what New CCE’s results would have been had the Merger actually occurred on the dates presented or to project New CCE’s results of operations or financial position for any future period. The pro forma adjustments have been made based upon currently available information, preliminary estimates, and certain assumptions that are believed to be reasonable and represent all material adjustments that are necessary to fairly present the pro forma financial information. In particular, we have prepared the unaudited pro forma condensed combined statements of operations using a 4.5 percent interest rate to calculate interest expense related to the issuance of new debt by New CCE at closing. The interest rate utilized is preliminary and could materially change based on market conditions at the time of issuance and the ultimate portfolio of instruments New CCE issues.

This pro forma information should be read in conjunction with the following (i) New CCE’s audited combined financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008, and 2007, including the notes thereto and (ii) New CCE’s unaudited condensed combined financial statements as of and for the three and six months ended July 2, 2010, including the notes thereto, both included in this proxy statement/prospectus.

NEW CCE

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 2, 2010

(in millions)	“New CCE”	Adjustments between New CCE and CCE		“New CCE” Subtotal	Norway- Sweden(f)	Norway- Sweden Purchase Accounting		Acquisition of Norway- Sweden Subtotal(g)	Pro forma Adjustments		“New CCE” Proforma
ASSETS
Current:
Cash and cash equivalents	$293	$867	(a)	$1,160	$63	$(63	)(h)	$—	$(860	)(n)	$300
Trade accounts receivable, net	1,387	—		1,387	92	—		92	—		1,479
Amounts receivable from The Coca-Cola Company	65	—		65	—	—		—	—		65
Amounts due from Coca-Cola Enterprises Inc.	40	(40	)(b)	—	—	—		—	—		—
Inventories	329	—		329	41	—		41	—		370
Prepaid expenses and other current assets	120	—		120	23	—		23	—		143

Total Current Assets	2,234	827		3,061	219	(63)		156	(860)		2,357
Property, plant, and equipment, net	1,658	15	(c)	1,673	298	57	(i)	355	—		2,028
Goodwill	—	—		—	—	171	(j)	171	—		171
Franchise license intangible assets, net	3,207	—		3,207	116	358	(k)	474	—		3,681
Other noncurrent assets, net	51	—		51	—	20	(l)	20	—		71

Total Assets	$7,150	$842		$7,992	$633	$543		$1,176	$(860)		$8,308

LIABILITIES AND EQUITY
Current:
Accounts payable and accrued expenses	$1,303	$55	(d)	$1,358	$176	$—		$176	$91	(o)	$1,625
Amounts payable to The Coca-Cola Company	62	—		62	8	—		8	—		70
Current portion of debt	509	—		509	—	—		—	—		509

Total Current Liabilities	1,874	55		1,929	184	—		184	91		2,204
Amounts due to Coca-Cola Enterprises Inc.	925	(925	)(b)	—	—	—		—	—		—
Debt, less current portion	214	—		214	—	—		—	1,935	(p)	2,149
Other long-term obligations	126	—		126	13	—		13	—		139
Noncurrent deferred income tax liabilities	1,076	—		1,076	35	122	(m)	157	—		1,233

Total Liabilities	4,215	(870)		3,345	232	122		354	2,026		5,725

Total Equity	2,935	1,712	(e)	4,647	401	421		822	(2,886	)(q)	2,583

Total Liabilities and Equity	$7,150	$842		$7,992	$633	$543		$1,176	$(860)		$8,308

The unaudited New CCE pro forma condensed combined balance sheet gives effect to the following pro forma adjustments (in millions):

(a)	Represents cash of existing CCE that will be transferred to New CCE at closing:

CCE cash on hand as of July 2, 2010	$1,160
Less: New CCE cash on hand as of July 2, 2010	(293)

Total	$867

(b)	Represents the settlement of amounts due to/from New CCE and CCE at closing.
(c)	Represents an estimate of CCE property, plant, and equipment at net book value that will be transferred to New CCE from CCE upon closing.
(d)

Represents an estimate of CCE’s liabilities that will be assumed by New CCE at closing including New CCE’s portion of the non-qualified defined benefit plan. The non-qualified defined benefit plan is expected to be terminated and liquidated shortly after the Merger. New CCE expects the amount that will be distributed upon liquidation to be materially consistent with the amount assumed at closing. The liquidation of the non-qualified defined benefit plan is not expected to result in a material charge to New CCE’s statement of operations.

(e)	Represents the change in New CCE’s net assets based upon adjustments between New CCE and CCE.
(f)	Represents the combined historical financial information of Norway-Sweden.
(g)

The assets acquired and liabilities assumed related to Norway-Sweden have been measured at fair value based on various preliminary estimates. These estimates are based on key assumptions, including prior acquisition experience, benchmarking of similar acquisitions, and historical data. The preliminary purchase price allocation is subject to change and will be revised, as necessary, based upon the final determination of the fair value of the assets acquired and liabilities assumed. We do not expect to finalize our purchase price allocation until after December 31, 2010, which will reflect changes in certain items including 2010 actual results for Norway-Sweden, the physical inspection of tangible assets acquired, and working capital changes. At this point, we cannot reasonably estimate the magnitude of the adjustments that may be made to our preliminary fair value estimates. Acquisition-related transaction costs are not included as a component of the consideration transferred but are accounted for as expenses in the period in which the costs are incurred. The Norway-Sweden agreement also contains a contingent consideration clause with respect to an EBITDA earnout based on EBITDA (as defined) for the year ended December 31, 2010. At this point, we do not anticipate the total consideration for Norway-Sweden to change as a result of the EBITDA earnout.

(h)	Represents the elimination of Norway-Sweden cash that will be retained by TCCC per the Merger Agreement.
(i)

Represents the estimated fair value step-up of acquired Norway-Sweden property, plant, and equipment, which was estimated using the replacement cost method. Under the replacement cost method, fair value is estimated to be the amount a market participant would ascribe for comparable property, plant, and equipment. Property, plant, and equipment are expected to be depreciated on a straight-line basis over an estimated useful life of 2 to 45 years.

(j)	Net adjustment to goodwill represents the residual acquisition consideration.
(k)

Represents the estimated fair value step-up of acquired Norway-Sweden franchise license intangible assets, which was estimated based on a discounted cash flow model pursuant to the considerations of a market participant. These franchise license agreements convey to us the rights to distribute and sell products of TCCC within these territories. While these agreements are not perpetual, we believe our interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by nonrenewals ensure that these agreements will continue to be renewed and, therefore, are essentially perpetual. We have never had a franchise license agreement with TCCC terminated due to nonperformance of the terms of the agreement or due to a decision by TCCC to terminate an agreement at the expiration of a term. After evaluating the contractual provisions of these franchise license agreements, our mutually beneficial relationship with TCCC, and our history of renewals, we plan to assign an indefinite life to these franchise license intangible assets.

(l)

Represents the estimated fair value step-up of acquired Norway-Sweden customer relationships, which was calculated using the replacement cost method. Under the replacement cost method, fair value is estimated to be the amount a market participant would ascribe for comparable customer relationships. Customer relationships are expected to be amortized on a straight-line basis over an estimated expected life of 20 years.

(m)	Represents the deferred income tax impact of the acquisition accounting adjustments, excluding goodwill, which is not expected to be tax deductible.

(n)	Represents the following:

Cash expected to be received from the issuance of new debt at closing	$1,935
Cash expected to be received from TCCC(1)	383
Estimated cash TCCC would be required to pay CCE for the difference between CCE’s debt balance as of July 2, 2010 compared to targeted debt of $8.88 billion ($258 million) plus the book value of CCE third-party debt that will be third-party debt of New CCE following the Merger ($723 million)	981
Cash Consideration to existing CCE shareowners at closing(2)	(3,337)
Cash paid to acquire Norway-Sweden	(822)

Total	$(860)

(1)

Amount includes $150 million related to our current estimate of U.S. tax assets expected to be delivered to TCCC, $90 million related to CCE’s fourth quarter of 2009 defined benefit pension plan contribution, and $143 million related to our current estimate of the net working capital true-ups. The net working capital true-up consists of an estimated $168 million payment from TCCC to New CCE to true-up North America working capital, offset by a $25 million payment from New CCE to TCCC to true-up Norway-Sweden working capital (estimates are based on balance sheet information as of July 2, 2010 and could differ materially at the actual closing of the Merger). We are unable to estimate the working capital true-up at close due to unknown factors such as operating performance, timing of cash payments and receipts, and fluctuations in currency exchange rates.

(2)

Amount represents the total number of CCE common shares outstanding as of July 2, 2010 (502.6 million) less shares held by TCCC (168.9 million) multiplied by the Cash Consideration ($10 per common share).

(o)

Represents additional one-time transaction related costs expected to be incurred prior to closing of $60 million and an estimate of incremental remaining cash taxes to be paid as a result of the Merger totaling $31 million. We expect to pay these amounts prior to the close of the Merger. Additionally, there is currently legislation in the U.S. Congress related to certain tax elections, specifically bonus depreciation, that, if passed, would materially reduce the amount of incremental cash taxes expected to be paid as a result of the Merger.

(p)

Represents the issuance of new debt at closing to acquire Norway-Sweden and to pay the Cash Consideration. Amount assumes third-party debt of CCE that resides in its European business segment, or Coca-Cola Enterprises (Canada) Bottling Finance Company, will be third-party debt of New CCE following the Merger.

(q)	Represents the change in New CCE’s net assets based upon pro forma adjustments.

NEW CCE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JULY 2, 2010

(in millions)	“New CCE”	Adjustments between New CCE and CCE		“New CCE” Subtotal	Norway- Sweden(d)	Norway- Sweden Purchase Accounting	Acquisition of Norway- Sweden Subtotal	Pro forma Adjustments		“New CCE” Proforma
Net operating revenue	$3,239	$—		$3,239	$392	$—	$392	$—		$3,631
Cost of sales	2,042	—		2,042	225	—	225	—		2,267

Gross profit	1,197	—		1,197	167	—	167	—		1,364
Selling, delivery, and administration expenses	765	—		765	133	5 (e)	138	5	(f)	908

Operating income	432	—		432	34	(5)	29	(5)		456
Interest expense, net	30	(20	)(b)	10	(1)	—	(1)	44	(g)	53
Other nonoperating income, net	(4)	—		(4)	—	—	—	—		(4)

Income before income taxes	398	20		418	35	(5)	30	(49)		399
Income tax expense	79	6	(c)	85	10	—	10	(14	)(c)	81	(h)

Net income	$319	$14		$333	$25	$(5)	$20	$(35)		$318

Basic earnings per common share	$0.97	$0.04		$1.01	$0.08	$(0.01)	$0.07	$(0.11)		$0.97

Diluted earnings per common share	$0.96	$0.04		$1.00	$0.08	$(0.01)	$0.07	$(0.11)		$0.96

Basic weighted average common shares outstanding(a)	328	328		328	328	328	328	328		328

Diluted weighted average common shares outstanding(a)	332	332		332	332	332	332	332		332

The unaudited New CCE pro forma condensed combined statement of operations for the six months ended July 2, 2010 gives effect to the following pro forma adjustments (in millions):

(a)

Basic weighted average common shares outstanding assumes CCE’s weighted average shares outstanding for the period presented (497 million) less shares held by TCCC (169 million). Diluted weighted average common shares outstanding includes the estimated impact of dilutive securities based on New CCE’s relative percentage of CCE’s dilutive securities for the period presented. New CCE’s relative percentage of CCE’s dilutive securities was calculated based on the respective percentage of CCE’s share-based payment awards that were issued to employees that are currently expected to be employed by New CCE (4 million). The actual basic and diluted common shares outstanding for New CCE as an independent company could be materially different from these estimates primarily due to the following: (1) variations in CCE’s share price from the assumptions used in the treasury stock method, which affects the number of shares that New CCE employees will receive upon converting CCE shares into New CCE shares at the time of the Merger and (2) option exercises before the Merger and, in particular, the exercise of options that would be converted into shares of TCCC if outstanding at the time of the Merger.

New CCE expects diluted weighted average common shares outstanding at closing to be approximately 350 million. We expect New CCE’s diluted weighted-average common shares outstanding at closing to be higher than the estimated diluted shares outstanding disclosed in the pro forma financial statements due the following: (1) increases in CCE’s share price and share option exercises since the announcement of the Merger on February 25, 2010 and (2) additional option exercises expected prior to the consummation of the Merger.

Certain of New CCE’s employees participate in share-based compensation plans sponsored by CCE. These plans provide the employees with non-qualified share options to purchase CCE stock or restricted shares (units) of CCE stock. Some of the awards contain performance or market conditions that are based on the stock price or performance of CCE. Compensation expense related to these share-based payment awards is included in New CCE’s statements of operations based on specific identification when possible or, when the expense was determined to be related to an employee that provided services to CCE as whole, based on the percentage of New CCE’s relative sales volume to total CCE sales volume for the periods presented.

As of July 2, 2010, CCE employees currently expected to be employed by New CCE had outstanding approximately 7.7 million share options and 4.6 million restricted shares (units) under plans sponsored by CCE. These amounts include all share-based awards issued by CCE to its employees in Europe and an estimate for share-based awards held by certain CCE corporate employees that are currently expected to be employed by New CCE.

Upon the effective date of the Merger, New CCE’s employees will have their CCE share-based awards converted into New CCE share-based awards. Such awards will be converted in a manner that provides the employee with the same intrinsic value in New CCE shares as the employee had in CCE shares immediately prior to the effective date of the Merger. Service vesting requirements of converted share-based awards will still need to be satisfied for the awards to ultimately vest. New CCE does not expect the equity award replacements to result in a material difference in compensation expense due to the fact that the conversion is designed to maintain the same aggregate intrinsic value and ratio of exercise price to market price for the converted awards and New CCE expects the Black-Scholes assumptions used to estimate fair value will be materially consistent immediately before and after the conversion.

The following table summarizes information about share-based payment awards outstanding for CCE employees currently expected to be employed by New CCE:

	July 2, 2010
	Shares (in millions)(1)	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
Share Options Outstanding(2)	7.7	$17.86	6.44

Share Options Exercisable(2)	4.1	$20.20	4.79

Restricted Shares Outstanding	0.2	n/a	0.17

Restricted Share Units Outstanding	1.0	n/a	0.89

Performance Share Units Outstanding(3)	3.4	n/a	1.92

(1)

As of July 2, 2010, there was approximately $45 million of total unrecognized compensation expense related to outstanding share based payment awards that is expected to be recognized over a weighted average period of 1.9 years. This expense is included in the pro forma combined statements of operations. The unrecognized compensation expense related to outstanding performance share units is based on current payout expectations.

(2)	As of July 2, 2010, the aggregate intrinsic value of share options outstanding and exercisable was $63 million and $24 million, respectively.
(3)

The target awards for the performance share units are included in the preceding table and are adjusted, as necessary, in the period that the performance condition is satisfied. The minimum, target, and maximum awards for the 2007 performance share units outstanding as of July 2, 2010 were 0.2 million, 0.4 million, and 0.8 million, respectively. Based on current projections, the 2007 performance share units are expected to pay out at 175 percent of the target award. The minimum, target, and maximum awards for the 2009 performance share units outstanding as of July 2, 2010 were 0.3 million, 0.7 million, and 1.3 million, respectively. Based on current projections, the 2009 performance share units are expected to pay out at 200 percent of the target award.

(b)	Represents the elimination of net interest expense on amounts due to/from New CCE and CCE.
(c)	Represents the tax impact of adjustments at statutory rates.
(d)	Represents the combined historical financial information of Norway-Sweden.
(e)

Represents the incremental depreciation and amortization associated with the fair value step-up in property, plant, and equipment and the value of customer relationships based on the preliminary acquisition accounting for Norway-Sweden. Property, plant, and equipment are expected to be depreciated on a straight-line basis over an estimated useful life of 2 to 45 years, and customer relationships are expected to be amortized on a straight-line basis over an estimated expected life of 20 years.

(f)

Represents the difference between the CCE corporate expenses allocated to New CCE in the “carve-out” financial statements and the expected New CCE corporate costs of $185 million per year as an independent company.

(g)

Represents interest expense related to the issuance of new debt at closing to acquire Norway-Sweden and to pay the Cash Consideration at an estimated interest rate of 4.5 percent. We have evaluated current market rates, New CCE’s expected credit rating, and other factors, to determine the expected interest rate on debt issuances that will be used to finance the acquisition of Norway-Sweden and to pay the Cash Consideration. The results varied based on the tenor of the expected debt, as well as where the debt is expected to be issued and in what currency. Based on our evaluation, we selected an interest rate of 4.5 percent, which we believe best represents the estimated interest rate for the varied issuances we may enter into based upon current market conditions. Actual rates could deviate from this estimate depending on market conditions at issuance and the ultimate portfolio of instruments New CCE issues. Each 1/8 percent change in the interest rate would change interest expense by approximately $1 million per quarter. The estimated New CCE debt balance does not reflect potential fluctuations due to changes in working capital needs resulting from the seasonality of New CCE’s business. We expect to have financing arrangements for New CCE in place by the end of the third quarter of 2010.

(h)

New CCE’s blended tax rate could change based on the portion of current year earnings New CCE repatriates to the U.S. for the payment of dividends, share repurchases, interest on U.S. issued debt, salaries for U.S. based employees, and other costs of corporate-level operations in the U.S. Depending on the amount of current year earnings that New CCE may need to repatriate, New CCE’s effective tax rate is expected to be between 28 percent and 30 percent in 2011.

NEW CCE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(in millions)	“New CCE”	Adjustments between New CCE and CCE		“New CCE” Subtotal	Norway - Sweden (d)	Norway- Sweden Purchase Accounting	Acquisition of Norway- Sweden Subtotal	Pro forma Adjustments		“New CCE” Proforma
Net operating revenue	$6,517	$—		$6,517	$746	$—	$746	$—		$7,263
Cost of sales	4,113	—		4,113	421	—	421	—		4,534

Gross profit	2,404	—		2,404	325	—	325	—		2,729
Selling, delivery, and administration expenses	1,599	—		1,599	260	9 (e)	269	18	(f)	1,886

Operating income	805	—		805	65	(9)	56	(18)		843
Interest expense (income), net	83	(59	)(b)	24	(1)	—	(1)	87	(g)	110
Other nonoperating income, net	5	—		5	—	—	—	—		5

Income before income taxes	727	59		786	66	(9)	57	(105)		738
Income tax expense	151	17	(c)	168	18	(3)	15	(29	)(c)	154	(h)

Net income	$576	$42		$618	$48	$(6)	$42	$(76)		$584

Basic earnings per common share	$1.81	$0.13		$1.94	$0.15	$(0.02)	$0.13	$(0.24)		$1.83

Diluted earnings per common share	$1.81	$0.13		$1.94	$0.15	$(0.02)	$0.13	$(0.24)		$1.83

Basic weighted average common shares outstanding(a)	319	319		319	319	319	319	319		319

Diluted weighted average common shares outstanding(a)	320	320		320	320	320	320	320		320

The unaudited New CCE pro forma condensed combined statement of operations for the year ended December 31, 2009 gives effect to the following pro forma adjustments:

(a)

Basic weighted average common shares outstanding assumes CCE’s weighted average shares outstanding for the period presented (488 million) less shares held by TCCC (169 million). Diluted weighted average common shares outstanding includes the estimated impact of dilutive securities based on New CCE’s relative percentage of CCE’s dilutive securities for the period presented. New CCE’s relative percentage of CCE’s dilutive securities was calculated based on the respective percentage of CCE’s share-based payment awards that were issued to employees that are currently expected to be employed by New CCE (1 million). The actual basic and diluted common shares outstanding for New CCE as an independent company could be materially different from these estimates primarily due to the following: (1) variations in CCE’s share price from the assumptions used in the treasury stock method which affects the number of shares that New CCE employees will receive upon converting CCE shares into New CCE shares at the time of the Merger and (2) option exercises before the Merger and, in particular, the exercise of options that would be converted into shares of TCCC if outstanding at the time of the Merger.

New CCE expects diluted weighted average common shares outstanding at closing to be approximately 350 million. We expect New CCE’s diluted weighted-average common shares outstanding at closing to be higher than the estimated diluted shares outstanding disclosed in the pro forma financial statements due the following: (1) increases in CCE’s share price and share option exercises since the announcement of the Merger on February 25, 2010 and (2) additional option exercises expected prior to the consummation of the Merger.

(b)	Represents the elimination of net interest expense on amounts due to/from New CCE and CCE.
(c)	Represents the tax impact of adjustments at statutory rates.
(d)	Represents the combined historical financial information of Norway-Sweden.
(e)

Represents the incremental depreciation and amortization associated with the fair value step-up in property, plant, and equipment and the value of customer relationships based on the preliminary acquisition accounting for Norway-Sweden. Property, plant, and equipment are expected to be depreciated on a straight-line basis over an estimated useful life of 2 to 45 years, and customer relationships are expected to be amortized on a straight-line basis over an estimated expected life of 20 years.

(f)

Represents the difference between the CCE corporate expenses allocated to New CCE in the “carve-out” financial statements and the expected New CCE corporate costs of $185 million per year as an independent company.

(g)

Represents interest expense related to the issuance of new debt at closing to acquire Norway-Sweden and to pay the Cash Consideration at an estimated interest rate of 4.5 percent. We have evaluated current market rates, New CCE’s expected credit rating, and other factors, to determine the expected interest rate on debt issuances that will be used to finance the acquisition of Norway-Sweden and to pay the Cash Consideration. The results varied based on the tenor of the expected debt, as well as where the debt is expected to be issued and in what currency. Based on our evaluation, we selected an interest rate of 4.5 percent, which we believe best represents the estimated interest rate for the varied issuances we may enter into based upon current market conditions. Actual rates could deviate from this estimate depending on market conditions at issuance and the ultimate portfolio of instruments New CCE issues.

Each 1/8 percent change in the interest rate would change interest expense by approximately $2 million per year. The estimated New CCE debt balance does not reflect potential fluctuations due to changes in working capital needs resulting from the seasonality of New CCE’s business. We expect to have financing arrangements for New CCE in place by the end of the third quarter of 2010.

(h)

New CCE’s blended tax rate could change based on the portion of current year earnings New CCE may need to repatriate to the U.S. for the payment of dividends, share repurchases, interest on U.S. issued debt, salaries for U.S. based employees, and other costs of corporate-level operations in the U.S. Depending on the amount of current year earnings that New CCE may need to repatriate, New CCE’s effective tax rate is expected to be between 28 percent and 30 percent in 2011.